EXHIBIT 99.2

GENENTECH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Revenues:
Product sales	$2,321	$1,941	$7,094	$5,395
Royalties	524	364	1,427	966
Contract revenue	63	79	234	208
Total operating revenues	2,908	2,384	8,755	6,569

Costs and expenses:
Cost of sales (includes employee stock-based compensation expense: three months–2007–$16; 2006–$0; nine months–2007–$49; 2006–$0)	406	297	1,227	843
Research and development (includes employee stock-based compensation expense: three months–2007–$37; 2006–$35; nine months–2007–$114; 2006–$101)	615	454	1,828	1,218
Marketing, general and administrative (includes employee stock-based compensation expense: three months–2007–$44; 2006–$41; nine months–2007–$137; 2006–$124)	541	501	1,564	1,414
Collaboration profit sharing	276	250	805	735
In-process research and development(1)	77	-	77	-
Gain on acquisition(1)	(121)	-	(121)	-
Recurring charges related to redemption and acquisition	38	26	90	79
Special items: litigation-related	14	13	41	40
Total costs and expenses	1,846	1,541	5,511	4,329

Operating income	1,062	843	3,244	2,240

Other income (expense):
Interest and other income, net(2)	84	74	233	249
Interest expense	(18)	(19)	(53)	(56)
Total other income, net	66	55	180	193

Income before taxes	1,128	898	3,424	2,433
Income tax provision	443	330	1,286	914
Net income	$685	$568	$2,138	$1,519

Earnings per share:
Basic	$0.65	$0.54	$2.03	$1.44
Diluted	$0.64	$0.53	$2.00	$1.41

Weighted average shares used to compute earnings per share:
Basic	1,053	1,053	1,053	1,053
Diluted	1,069	1,072	1,070	1,074
________________________
(1)	Represents one-time items related to our acquisition of Tanox, Inc. in the third quarter of 2007.
(2)
“Interest and other income, net" includes interest income, net realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain biotechnology equity securities.  For further detail, refer to our web site at www.gene.com.

GENENTECH, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(In millions)
(Unaudited)

	September 30,	December 31,
	2007	2006
Selected consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$2,920	$2,493
Accounts receivable – product sales, net	1,012	965
Accounts receivable – royalties, net	716	453
Accounts receivable – other, net	185	248
Inventories	1,425	1,178
Long-term marketable debt and equity securities	1,952	1,832
Property, plant and equipment, net	4,758	4,173
Goodwill	1,574	1,315
Other intangible assets	1,208	476
Other long-term assets	1,281	1,342
Total assets	17,444	14,842
Total current liabilities(1)	2,056	2,010
Long-term debt(2)	2,346	2,204
Total liabilities	5,812	5,364
Total stockholders’ equity	11,632	9,478

	Nine Months Ended September 30,
	2007	2006
Selected consolidated cash flow data:
Capital expenditures(2)	$692	$888

Total depreciation and amortization expense	345	298
_________________________
(1)	Certain reclassifications have been made at December 31, 2006 to conform to the September 30, 2007 presentation.
(2)
Capital expenditures exclude approximately $156 million at September 30, 2007 and $158 million at September 30, 2006 in capitalized costs related to our accounting for construction projects for which we are considered to be the owner during the construction period.  We have recognized related amounts as a construction financing obligation in long-term debt.  The balances in long-term debt related to the construction financing obligation are $350 million at September 30, 2007 and $216 million at December 31, 2006.